Exhibit 21.1

SUBSIDIARIES OF
ANDEAVOR LOGISTICS LP

Subsidiary	Jurisdiction of Organization
Andeavor Field Services LLC	Delaware
Andeavor Gathering I LLC	Delaware
Andeavor Logistics LP	Delaware
Andeavor Midstream Partners GP LLC	Delaware
Andeavor Midstream Partners LP	Delaware
Andeavor Midstream Partners Operating LLC	Delaware
Green River Processing, LLC	Delaware
Rendezvous Pipeline Company, LLC	Colorado
Tesoro Alaska Pipeline Company LLC	Delaware
Tesoro Alaska Terminals LLC	Delaware
Tesoro High Plains Pipeline Company LLC	Delaware
Tesoro Logistics Finance Corp.	Delaware
Tesoro Logistics GP, LLC	Delaware
Tesoro Logistics Northwest Pipeline LLC	Delaware
Tesoro Logistics Operations LLC	Delaware
Tesoro Logistics Pipelines LLC	Delaware
Tesoro SoCal Pipeline Company LLC	Delaware
Western Refining Logistics GP, LLC	Delaware
Western Refining Logistics, LP	Delaware
Western Refining Pipeline, LLC	New Mexico
Western Refining Product Transport, LLC	Delaware
Western Refining Terminals, LLC	Delaware
Western Refining Wholesale, LLC	Delaware
WNRL Energy GP, LLC	Delaware
WNRL Energy, LLC	Delaware
WNRL Finance Corp.	Delaware

Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary at December 31, 2017.